Exhibit 99.1

Citius Pharmaceuticals Announces a Registered Direct Offering of Up To $15.8 Million Priced At-The-Market Under Nasdaq Rules

$6 million upfront with up to an additional $9.8 million of potential aggregate gross proceeds upon the exercise in full of short-term warrants

Cranford, NJ, June 10, 2025 – Citius Pharmaceuticals Inc. (Nasdaq: CTXR) (“Citius Pharma” or the “Company”), a biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, today announced that it has entered into definitive agreements for the purchase of an aggregate of 4,920,000 shares of its common stock (or pre-funded warrant in lieu thereof) and accompanying short-term warrants to purchase up to an aggregate of 9,840,000 shares of its common stock, at a purchase price of $1.22 per share (or pre-funded warrant in lieu thereof) and accompanying short-term warrant in a registered direct offering priced at-the-market under Nasdaq rules. The short-term warrants will have an exercise price of $1.00 per share, will be exercisable immediately upon issuance, and will expire twenty-four months from the initial exercise date. The closing of the offering is expected to occur on or about June 11, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $6 million, before deducting the placement agent fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the short-term warrants, if fully-exercised on a cash basis, will be approximately $9.8 million. No assurance can be given that any of such short-term warrants will be exercised. The Company currently intends to use the net proceeds from the offering to support the commercial launch of LYMPHIR™, including milestone, regulatory and other payments, as well as for general corporate purposes.

The securities described above are being offered pursuant to a “shelf” registration statement (File No. 333-277319) filed with the Securities and Exchange Commission (“SEC”) on February 23, 2024 and declared effective on March 1, 2024. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. The prospectus supplement and the accompanying prospectus relating to the securities being offered will be filed with the SEC and be available at the SEC’s website at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Citius Pharmaceuticals, Inc.

Citius Pharma is a biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products. In August 2024, the FDA approved LYMPHIR, a targeted immunotherapy for an initial indication in the treatment of cutaneous T-cell lymphoma. Citius Pharma’s late-stage pipeline also includes Mino-Lok®, an antibiotic lock solution to salvage catheters in patients with catheter-related bloodstream infections, and CITI-002 (Halo-Lido), a topical formulation for the relief of hemorrhoids. A Pivotal Phase 3 Trial for Mino-Lok and a Phase 2b trial for Halo-Lido were completed in 2023. Mino-Lok met primary and secondary endpoints of its Phase 3 Trial. Citius Pharma is actively engaged with the FDA to outline next steps for both programs. Citius Pharma owns 92% of Citius Oncology, Inc. (“Citius Oncology”). For more information, please visit www.citiuspharma.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius Pharma. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “plan,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price, and includes all statements related to the completion of the offering, the satisfaction of customary closing conditions related to the offering, the exercise of the short-term warrants prior to their expiration and the intended use of net proceeds from the offering. Factors that could cause actual results to differ materially from those currently anticipated, and, unless noted otherwise, that apply to Citius Pharma and Citius Oncology, are: related to the closing of the offering; our need for substantial additional funds; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; our ability to commercialize LYMPHIR and any of our other product candidates that may be approved by the FDA; Citius Pharma’s ability to regain compliance with Nasdaq’s continued listing requirements; risks relating to the results of research and development activities, including those from our existing and any new pipeline assets; risks related to research using our assets but conducted by third parties; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our dependence on third-party suppliers; our ability to procure cGMP commercial-scale supply; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; the early stage of products under development; market and other conditions; risks related to our growth strategy; patent and intellectual property matters; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by any future public health risks. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our SEC filings which are available on the SEC’s website at www.sec.gov, including in Citius Pharma’s Annual Report on Form 10-K for the year ended September 30, 2024, filed with the SEC on December 27, 2024, as amended on January 27, 2025, as updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact

Ilanit Allen

ir@citiuspharma.com

908-967-6677 x113

Media Contact

STiR-communications

Greg Salsburg

Greg@STiR-communications.com